Exhibit 15.1
May 5, 2016

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549
We are aware that Monster Worldwide, Inc. has incorporated by reference in its Registration Statement on Form S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937, 333-131899, 333-151430, 333-160196, 333-175606 and 333-201059) our report dated May 5, 2016, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 31, 2016. Pursuant to Regulation C under the Securities Act of 1933 (the “Act”), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to May 5, 2016.
/s/ BDO USA, LLP
New York, New York